 Exhibit 10.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of May 6, 2022, is entered into by and between Concentrix Corporation, a Delaware corporation (“Parent”), and each of the undersigned stockholders (each, a “Stockholder”) of ServiceSource International, Inc., a Delaware corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Parent and Concentrix Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub”), the Company will be merged with and into Acquisition Sub, with the Company as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Stockholders own beneficially or of record, and have the power to vote or direct the voting of, certain shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”); and

WHEREAS, as a condition and inducement for Parent to enter into the Merger Agreement, Parent has required that each Stockholder, in their capacity as a stockholder of the Company, enter into this Agreement, and the Stockholders have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.	Effectiveness; Termination. This Agreement shall be effective upon execution by all parties hereto. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any person upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) an Adverse Recommendation Change, (d) the conclusion of the Stockholders’ Meeting or such other meeting or in connection with any written consent of the Company’s stockholders, at which the vote or consent (as applicable) contemplated in Section 3 has occurred and the Shares have been voted as specified therein and (e) November 1, 2022. In addition, this Agreement will also terminate with respect to any Stockholder (i) by written consent of such Stockholder and Parent, or (ii) upon written notice from such Stockholder to Parent at any time following the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration. Notwithstanding the foregoing, this Section 2 and Sections 13 through 19 hereof shall survive any such termination.

3.	Voting Agreement. From the date hereof until the termination of this Agreement in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the Company’s stockholders, however called, and in connection with any written consent of the Company’s stockholders, such Stockholder shall (i) appear at such meeting or otherwise cause all of their Existing Shares (as defined below), and all other Company Common Stock over which they have acquired beneficial or record ownership and the power to vote or direct the voting thereof after the date hereof and prior to the applicable record date (together with the Existing Shares, the “Shares”) to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of their Shares: (A) in favor of the adoption of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) in favor of any advisory, non-binding compensation proposal set forth in the Proxy Statement and submitted to the stockholders of the Company in connection with the Merger, (D) against any action or proposal in favor of any Competing Proposal, (E) against any action or proposal that could reasonably be expected to interfere with or delay the timely consummation of the Merger and (F) against any amendments to the Company’s and its Subsidiaries’ organizational documents if such amendment would reasonably be expected to prevent or delay the consummation of the Closing. Each Stockholder covenants and agrees that, except for this Agreement, they have not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to their Shares.

4.	Proxy. During the Support Period, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Parent or any designee of Parent as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares as of the applicable record date in accordance with Section 3; provided that each Stockholder’s grant of the proxy contemplated by this Section 4 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 3 are to be considered, a duly executed irrevocable proxy card directing that all of their Shares be voted in accordance with Section 3; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 3, and each Stockholder shall retain the authority to vote on all other matters. Each Stockholder hereby represents that any proxies heretofore given in respect of their Shares with respect to the matters specified by Section 3, if any, are revocable, and hereby revokes all other proxies. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the termination of this Agreement, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable and is revoked after it becomes effective, then the Stockholder agrees, until the termination of this Agreement, to vote the Shares in accordance with Section 3. The parties agree that the foregoing is a voting agreement.

5.	Transfer Restrictions Prior to the Merger. Each Stockholder hereby agrees that they will not, during the Support Period, without the prior written consent of Parent, sell, transfer, assign, pledge, give, tender in any tender or exchange offer or similarly dispose of any of their Shares, or any interest therein, including the right to vote any of their Shares, as applicable (a “Transfer”); provided, that a Stockholder may (i) Transfer their Shares for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement, in which case such Stockholder shall remain responsible for any breach of this Agreement by such transferee, or Transfer their Shares at such Stockholder’s death pursuant to Law or such Stockholder’s estate plan (provided, that the transferee agrees in a signed writing to be bound by and comply with the provisions of this Agreement) or (ii) surrender their Shares to the Company in connection with the vesting, settlement or exercise of Company Equity Awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Company Options, the exercise price thereon.

6.	Representations of the Parties.

a)	Representations of the Stockholder. Each Stockholder represents and warrants to Parent as follows: (a) such Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Stockholder or the performance of their obligations hereunder; (c) the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or require any authorization, consent or approval of, or filing with, any Governmental Authority or require any consent of such Stockholder’s spouse that are necessary under any “community property” or other laws; (d) such Stockholder beneficially owns, has good and marketable title to, and has the power to vote or direct the voting of the Company Common Stock set forth on Schedule A (the “Existing Shares”); and (e) such Stockholder beneficially owns their Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any (a) restrictions under applicable federal or state securities laws and (b) security interests or other encumbrances incurred in connection with standard margin account arrangements) that would prevent such Stockholder’s performance of its obligations under this Agreement. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

b)	Representations of Parent. Parent represents and warrants to each Stockholder as follows: (a) Parent has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Parent or the performance of their obligations hereunder; and (c) the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or require any authorization, consent or approval of, or filing with, any Governmental Authority.

7.	Non-solicitation. Each Stockholder acknowledges and agrees that such Stockholder has received a copy of the Merger Agreement, has read the provisions set forth in Section 6.5 thereof and all related sections and understands the obligations of the directors and officers of the Company thereunder.

8.	Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

9.	Publicity. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Merger, including in the Proxy Statement or any other filing with any Governmental Authority made in connection with the Merger, such Stockholder’s identity and ownership of their Shares and the nature of such Stockholder’s obligations under this Agreement. Each Stockholder agrees to notify Parent as promptly as reasonably practicable of any inaccuracies or omissions in any information relating to such Stockholder that is so published or disclosed.

10.	Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, with respect to any employment agreement between such Stockholder and the Company, Parent or their respective affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the applicable Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

11.	Assignment. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

12.	Specific Enforcement. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (a) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case only in the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law.

13.	Governing Law and Enforceability. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

In addition, each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with Section 14.

14.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified; provided, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 14 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 14; or (c) when delivered by a courier (with confirmation of delivery); if to a Stockholder, to the address set forth with respect to such Stockholder in Schedule A hereto, and if to Parent, to the address set forth in Section 9.2 of the Merger Agreement.

15.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

16.	Amendments; Waivers. At any time prior to a termination of this Agreement pursuant to Section 2, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, (a) in the case of an amendment, by Parent and each Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

17.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.	[No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to each Stockholder in their individual capacity as a stockholder, and, to the extent the Stockholder serves as a member of the board of directors or officer of the Company or as a fiduciary for others, nothing in this Agreement shall limit or affect any actions or omissions taken by a Stockholder in such Stockholder’s capacity as a director or officer or as a fiduciary for others, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict a Stockholder from discharging such Stockholder’s duties as a director or officer or as a fiduciary for others.][1]

19.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

1 Omitted from certain agreements where not applicable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONCENTRIX CORPORATION

By:

Name: Jane Catherine Fogarty
Title: Executive Vice President, Legal

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDERS:

[NAME]

Name:
Title:

Schedule A

Stockholder Information

Existing Shares	Name and Address for Notices
[______]	[________]